Exhibit 21.1

SUBSIDIARIES OF COLORADO RARE EARTHS, INC.

Name of Subsidiary	Jurisdiction of Organization

Media Depot, Inc.	Delaware
(Wholly owned subsidiary of
Colorado Rare Earths, Inc.)

Media Max, Inc.	Pennsylvania
(Wholly owned Subsidiary of
Media Depot, Inc.)

Seaglass Holding Corp.	Nevada
(Wholly owned subsidiary of
Colorado Rare Earths, Inc.)